Exhibit 99.1

Company Contact:
Sterling McDonald, VP & CFO
(713) 935-0122
smcdonald@evolutionpetroleum.com

Lisa Elliott / lelliott@drg-e.com
Jack Lascar / jlascar@drg-e.com
DRG&E / 713-529-6600

FOR IMMEDIATE RELEASE

Evolution Petroleum Announces Stock Sale By Chairman

Houston, TX, October 24, 2008 - Evolution Petroleum Corporation (AMEX:EPM) today reported that Laird Q. Cagan, its non-executive Chairman of the Board, has completed the sale of all of his shares in Evolution Petroleum. Approximately 70% of the 6.7 million shares sold were purchased by existing institutional shareholders and their affiliates, and the transaction was facilitated by C. K. Cooper & Company.

Mr. Cagan commented, “The decision to liquidate my stock position in Evolution Petroleum was due solely to unprecedented market events and does not reflect my firm belief in the value of the company.  As a co-founding shareholder in the Company, it has been personally gratifying to have participated in the growth of Evolution, and I remain fully committed to its outstanding portfolio of assets and the strategic direction of the Company.”

Robert Herlin, CEO of Evolution, added “With our strong balance sheet and no debt, we expect to continue our efforts to grow share value without having to access the capital markets during fiscal 2009.”

About Evolution Petroleum

 Evolution Petroleum Corporation (http://www.evolutionpetroleum.com) acquires known, onshore oil and gas resources and applies conventional and specialized technology to accelerate production and develop incremental reserves and value. With no debt and a strong balance sheet, the Company is well positioned to carry out its initiatives in Enhanced Oil Recovery, Bypassed Resources and Unconventional Gas Development.

Principal assets as of July 1, 2008 include 4 MMBOE of proved and 3.1 MMBOE of probable reserves in the Giddings Field of central Texas, more than 13 MMBO of probable reserves associated with the 13,636 acre Delhi Field Holt Bryant Unit currently being redeveloped with CO2-EOR technology in northeast Louisiana, and leases covering approximately 18,000 net acres in two Woodford gas shale projects in Oklahoma. The Company is also actively engaged in developing new projects within its initiatives.

Additional information, including the Company’s annual report on Form 10-KSB and its quarterly reports on Form 10-Q can be accessed on its website at www.evolutionpetroleum.com.

# # #